Exhibit 10.14

                     SCHEDULE TO EMPLOYEE'S OPTION AGREEMENT
                                October 30, 1995

In addition to the Employee's Option Agreement dated October 30, 1995, between the Company and Wilfried Struck, the Company on the same date granted options to purchase Common shares in the capital stock of the Company on identical terms to the option granted to Mr. Struck to Geoffrey Magnuson in the amount of 40,000 Shares.